Exhibit 99.2

VASCO Data Security International, Inc.

Q1 2013 Earnings Conference Call

Prepared Remarks

April 25, 2013

Comments by Ken Hunt:

Good morning everyone. For those listening in from Europe, good afternoon, and from Asia, good evening.

My name is Ken Hunt, and I am the Chairman, Founder & CEO of VASCO Data Security International, Inc. On the call with me today are Jan Valcke, our President & Chief Operating Officer, and Cliff Bown our EVP and Chief Financial Officer.

Before we begin the conference call, I would like Jochem Binst, VASCO’s Director of Corporate Communications, to brief all of you on “Forward Looking Statements.”

Comments by Jochem Binst:

Thank you, Ken.

Ladies and gentlemen,

“Forward Looking Statements.”

STATEMENTS MADE IN THIS CONFERENCE CALL THAT RELATE TO FUTURE PLANS, EVENTS OR PERFORMANCES ARE FORWARD-LOOKING STATEMENTS. ANY STATEMENT CONTAINING WORDS SUCH AS “BELIEVES,” “ANTICIPATES,” “PLANS,” “EXPECTS,” AND SIMILAR WORDS, IS FORWARD-LOOKING, AND THESE STATEMENTS INVOLVE RISKS AND UNCERTAINTIES AND ARE BASED ON CURRENT EXPECTATIONS. CONSEQUENTLY, ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THE EXPECTATIONS EXPRESSED IN THESE FORWARD-LOOKING STATEMENTS. I DIRECT YOUR ATTENTION TO THE COMPANY’S FILINGS WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION FOR A DISCUSSION OF SUCH RISKS AND UNCERTAINTIES IN THIS REGARD.

General Comments – Ken Hunt

Today, we are going to review the results for first quarter, 2013. As always, we will host a question and answer session after the conclusion of management’s prepared remarks. If possible, I would like to budget one hour total for this conference call. If you can limit your questions to one or two, it would be appreciated.

Q1 2013 was a solid quarter. Revenue from continuing operations was approximately $35.4 million, an increase of approximately 10% compared to the first quarter of 2012.

Further, Q1 2013 was another profitable quarter, our 41st consecutive positive quarter in terms of operating income. Our gross profit for the quarter was approximately 65% of revenue. Our operating income from continuing operations was approximately 8% of revenue for the quarter. At March 31, 2013 our net cash balance was approximately $104.6 million and we had approximately $131 million in working capital. This strong cash position and strong balance sheet is an important tool to support VASCO’s further growth.

VASCO’s existing traditional, on-premise, business serves as a stable base for our future growth. We expect steady growth from this business in the future, despite its irregular character from quarter to quarter. As a reminder, our traditional business consists of banking, enterprise security and application security that is installed and managed by our customers, on their premises.

Our banking revenues for Q1 2013 were approximately $29.4 million, an increase of approximately 19% compared with Q1 2012. We believe this demonstrates that the financial industry in EMEA is gaining strength.

Conversely, our enterprise and application security revenues were approximately $5.9 million for Q1 2013, a decrease of approximately 21%. We were successful in increasing our sales organization by 6% in Q1. We expect to continue investing in this group throughout the remainder of 2013 and into 2014. As these sales people gain more experience, we expect to see positive gains in enterprise and application security sales through these periods and beyond.

In April 2012, VASCO introduced its cloud based security services platform, MYDIGIPASS.COM. This platform is directed towards the consumer. Please understand that it is a work in progress. Since its introduction, we have continued to develop and improve its features and functions.

On March 1, we introduced an enhanced version of the MYDIGIPASS.Com portal, based on user feedback that we received.

These changes included:

•	A smoother log-in process for MYDIGIPASS.COM mobile app users,

•	Secure storage of static passwords in a password vault,

•	Localized and branded launch pads.

We believe that MYDIGIPASS.COM can be a global success, and are particularly optimistic about the American market. For this reason, we are hiring a services-focused team based in the West Coast of the United States. We have placed the first management position, the Vice President of Sales, and the Director of Marketing Programs for MYDIGIPASS.COM.

In brief, our MYDIGIPASS.COM platform continues to develop as the valuable tool we believe the world’s Internet users need. We will continue to announce new features and capabilities throughout 2013.

In Gartner’s Magic Quadrant for User Authentication, VASCO is positioned as a leader, a positive acknowledgement for the hard work of VASCO’s people, and its versatile and high quality products and services. In 2013, VASCO will focus on enhancing its leadership position in this category.

At this time, I would like to introduce Jan Valcke, VASCO’s President and Chief Operating Officer. Jan?

Comments by Jan Valcke:

Thank you, Ken.

Ladies and Gentlemen,

In the first quarter of 2013, we saw a solid performance of our traditional business, and the banking vertical in general. We believe that this shows, once again, the robustness of our market. Our traditional business provides us with the resources needed to invest in our future success.

In the R&D field, we made important progress during Q1.

Ken already told you about the new features of MYDIGIPASS.COM.

In the MYDIGIPASS.COM field, we see encouraging signs in markets where a Tier 1 early adopter starts offering our services to its consumers. Infocert in Italy is a good example. We have generated a lot of positive media coverage and web traffic based on our local MYDIGIPASS.COM launch. Our next step is to help our local customer with the activation of its end users. We believe that we will be able to create a domino effect by aiming at an early adopter per local market.

Highlights for the quarter included new references for MYDIGIPASS.COM. With Monnizze and ElloMobile, we added two interesting new services to our MYDIGIPASS.COM reference list: an electronic meal vouchers system and a telecom operator.

In Europe, our sales team for MYDIGIPASS.COM is fully operational. As Ken mentioned, we hired a VP of Sales for MYDIGIPASS.COM in the U.S. His short term priority will be to organize a team of at least three sales people. This sales team will focus on acquiring new web sites and ASP’s for MYDIGIPASS.COM

We also strengthened our offerings in our traditional business with some important new products, including:

•	DIGIPASS 870, a card reader with “What You See is What You Sign” functionality

•	A new version of IDENTIKEY Federation Server, offering extended support for application and service providers.

Also in the future, we will keep investing in our services model without neglecting our banking, application and enterprise security business.

VASCO is ready for its role as a successful, innovative company.

We are and will be a very market driven company. In addition, we want to be a leader in innovation. Innovation is of the utmost importance for VASCO’s future success. We want to be able to offer our customers state-of-the-art authentication products now and in the future. Our Advanced Development Department is assigned the task to develop those technologies that will be needed in the security market in the next two to five years. What we don’t develop in-house, we expect to add to our portfolio through our historic strategy of acquiring companies with products or services the market is demanding. We refer to these as “technology tuck-ins.”

We believe that Internet security will become even more important in the future, translating into more business for VASCO. Big names in Internet commerce, finance, and social media are under assault by sophisticated hackers. These attacks are not only costly, but they are also disruptive. Sites are taken offline, individuals have their identities stolen, companies’ reputations are compromised, and stock markets crash. We are at war! Static passwords must be outlawed, either by our regulators or by common sense.

Ken Hunt

Thank you, Jan. Now, I would like to introduce Cliff Bown, VASCO’s Executive Vice President & Chief Financial Officer. Cliff?

Comments by Cliff Bown:

Thank you Ken and welcome to everyone on the call.

As noted earlier by Ken, revenues for the first quarter of 2013 were $35.4 million, an increase of $3.1 million or 10% from the first quarter of 2012. The increase in revenue for the first quarter reflected a 19% increase from the Banking market partially offset by a 21% decrease from the Enterprise and Application Security market.

We believe that the respective changes in revenue in both markets reflect primarily the transactional nature of our business rather than any significant change in market conditions, either economic or competitive.

The distribution of our revenue in the first quarter of 2013 between our two primary markets was approximately 83% from the Banking market and 17% from the Enterprise and Application Security market. In the first quarter of 2012, approximately 77% came from the Banking market and 23% came from Enterprise and Application Security market.

The geographic distribution of our revenue in the first quarter of 2013 was approximately 62% from EMEA, 9% from the United States, 13% from Asia and the remaining 16% from other countries. For the first quarter of 2012, 60% of the revenue was from EMEA, 9% was from the U.S., 20% from Asia and 11% was from other countries.

Gross profit as a percentage of revenue, or gross margin, for the first quarter 2013 was approximately 65% and compares to 68% for first quarter of 2012. The decrease in gross margin is primarily related to:

•	A decrease in the percentage of our revenue that came from the Enterprise and Applications Security market, and

•	A decline in the gross margin of deals done in the banking market, in part due to an increase in card readers as a percentage of total revenue,

Partially offset by

•	A decrease in non-product related cost of goods sold.

As mentioned in previous calls, revenue from our Enterprise and Application Security market generally has margins that are 20 to 30 percentage points higher than the Banking market. As noted earlier, the percentage of total revenue that came from the Enterprise and Application Security market decreased from 23% in the first quarter of 2012 to 17% in the first quarter of 2013.

The gross margins related to the banking market in any specific period will vary based on a number of factors including, but not limited to, the products sold, the quantity sold, the geographic location of the sales and competition based on product or geography. Generally, we experience significant competition when the sale involves card readers and, as a result, card readers have a gross profit margin that is approximately 15 to 25 percentage points lower than other hardware-related margins. Card readers represented 16% of our total revenue in the first quarter of 2013 as compared to 13% of our total revenue in the first quarter of 2012.

Charges to costs of goods sold that are not directly related to the manufacture of product, which include, but are not limited to freight charges, inventory write-downs and the cost of labels and other components that are not valued as part of our inventory, were lower in the first quarter of 2013 than in the first quarter of 2012. We estimate that non-product related costs were approximately 3% of revenue in the first quarter of 2013 compared to 5% of revenue in the first quarter of 2012. The reduction in cost primarily reflects the fact that we wrote down selected inventory items to net realizable value in the first quarter of 2012. There was no similar adjustment booked in the first quarter of 2013.

Operating expenses for the three months ended March 31, 2013 were $20.4 million, an increase of $0.7 million or 4% from the quarter ended March 31, 2012. The increase in consolidated operating expenses was primarily related to a 5% increase in our average headcount partially offset by a decrease in costs associated with our long-term incentive plans of approximately $0.3 million.

Operating expenses reflected an increase of $0.2 million, or 2% in sales and marketing, an increase of $0.1 million or 3% in research and development and an increase of $0.4 million or 7% in general and administrative expenses.

Operating income for the first quarter of 2013 was $2.7 million, an increase of $0.5 million, or 23%, from the first quarter of 2012.

Operating income as a percent of revenue, or operating margin, was 8% for first quarter of 2013 compared to 7% for the first quarter of 2012.

The Company reported income tax expense of $494 thousand for the first quarter of 2013 compared to $530 thousand for the first quarter in 2012. The decrease in tax expense is attributable to a decrease in our estimated full-year tax rate for 2013 compared to 2012, partially offset by an increase in pretax income. The effective tax rate was 17% for the first quarter of 2013 compared to 21% in the first quarter of 2012. The decline in the tax rate was primarily related to the fact that our U.S. and Swiss subsidiaries made their final payments for the purchase of intangible assets from our other subsidiaries in 2012.

We expect the tax rate may be volatile in future periods as changes in the geographic location of earnings will taxed at substantially different rates. We expect that changes in pretax income in territories where our U.S. subsidiary owns the intellectual property rights will be taxed at a rate approximating the U.S. statutory rate while changes in pretax income in territories where our Swiss subsidiary owns the intellectual property will be taxed at rates varying from 8% to 34%.

The makeup of our workforce as of March 31, 2013 was 383 people worldwide with 183 in sales, marketing, customer support and operations, 141 in research and development and 59 in general and administrative. The average headcount for the first quarter of 2013 was 379 persons, which was 5% higher than the average headcount for the first quarter of 2012 of 361 persons.

Our balance sheet continued to show the strength of our operations. Our net cash balance at March 31, 2013 was $104.6 million, a decrease of $1.8 million or 2% from December 31, 2012 and our working capital balance at March 31, 2013 was $130.9 million, an increase $1.4 million or 1% from December 31, 2012. The decrease in cash is primarily due to an unfavorable change in exchange rates from December 31, 2012 to March 31, 2013 and to the purchase of end-of-life processors as described in our 10-K for the year ended December 1, 2012.

We had no debt outstanding at either March 31, 2013 or December 31, 2012.

Thank you for your attention. I would now like to turn the meeting back to Ken.

Thank you, Cliff

Ken Hunt: Closing Remarks

We are reaffirming the guidance that we gave during the last conference call.

•	We expect that our revenue from our traditional business, which excludes our new service product offerings, for full-year 2013 will be in a range of $162 million to $167 million,

•	We expect that our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 12% to 14% of revenue.

This concludes our presentations today and we will now open the call for questions. As I mentioned earlier, as a courtesy to others on the call, I would appreciate it if you would limit your questions to an initial question plus a follow-up. If you have additional questions, please get back into the queue.